UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 2, 2025 (March 18, 2025)

The GDL Fund

(Exact name of registrant as specified in its charter)

Delaware	811-21969	20-8195443
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Corporate Center, Rye, New York	10580-1422
(Address of principal executive offices)	(Zip Code)

Registrants telephone number, including area code (800) 422-3554

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of Beneficial Interest	GDL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐   Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02.	Unregistered Sale of Equity Securities

On March 26, 2025, the GDL Fund (the “Fund”) issued and sold 255,000 shares of its 5.20% Series G Cumulative Preferred Shares (the “Series G Preferred Shares”) at a price equal to the $10.00 liquidation preference per share to qualified purchasers in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933. The Fund received net proceeds of approximately $2,500,000 in connection with the transaction.

On March 31, 2025, the Fund issued and sold 40,000 Series G Preferred Shares at a price equal to the $10.00 liquidation preference plus $0.007 accrued dividends per share to qualified purchasers in a transaction exempt from registration under Section 4(a)(2) of the Securities Act of 1933. The Fund received net proceeds of approximately $380,000 in connection with the transaction.

Following the transactions, the Fund has outstanding 295,000 Series G Preferred Shares and 3,205,000 Seres G Preferred Shares remain available to be issued pursuant to the Statement of Preferences of Series G Cumulative Preferred Shares (the “Series G Statement of Preferences”).

Holders of Series G Preferred Shares shall be entitled to receive, when, as and if authorized by, or under authority granted by, the Board of Trustees of the Fund (the “Board”) and declared by the Fund, out of funds legally available therefor, cumulative cash dividends and distributions at the rate of 5.20% per annum (computed on the basis of a 360-day year consisting of twelve 30-day months) of the $10 per share liquidation preference on the Series G Preferred Shares. Dividends and distributions on Series G Preferred Shares will accumulate from the date of their original issue.

The Series G Preferred Shares are fully paid and non-assessable and have no preemptive, exchange or conversion rights. Any Series G Preferred Shares purchased or redeemed by the Fund will, after such purchase or redemption, have the status of authorized but unissued common shares. The Board may by resolution classify or reclassify any authorized and unissued Series G Preferred Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and distributions, qualifications or terms or conditions of redemption of such shares. So long as any Series G Preferred Shares are outstanding, the Fund may not, without the affirmative vote of the holders of a majority (as defined in the Investment Company Act of 1940 (the “1940 Act”)) of the Fund’s preferred shares outstanding at the time, voting separately as one class, amend, alter or repeal the provisions of the Series G Statement of Preferences so as to in the aggregate materially and adversely affect the rights and preferences of any preferred shares of the Fund. To the extent permitted under the 1940 Act, in the event that more than one series of the Fund’s preferred shares are outstanding, the Fund will not effect any of the actions set forth in the preceding sentence which in the aggregate materially and adversely affects the rights and preferences for a series of preferred shares differently than such rights and preferences for any other series of preferred shares without the affirmative vote of the holders of at least a majority (as defined in the 1940 Act) of the Fund’s preferred shares outstanding of each series materially and adversely affected (each such materially and adversely affected series voting separately as a class to the extent its rights are affected differently). The holders of the Series G Preferred Shares will have exclusive voting rights on any amendment to the Governing Documents (as defined below) that would alter only the contract rights of the Series G Preferred Shares. The holders of the Series G Preferred Shares are not entitled to vote on any matter that affects the rights or interests of only one or more other series of the Fund’s preferred shares. Unless a higher percentage is required under the Governing Documents or applicable provisions of Delaware law or the 1940 Act, the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the outstanding preferred shares, including Series G Preferred Shares, voting together as a single class, will be required to approve any plan of reorganization materially and adversely affecting the Fund’s preferred shares or any action requiring a vote of security holders under Section 13(a) of the 1940 Act. The class vote of holders of the Fund’s preferred shares described above will in each case be in addition to a separate vote of the requisite percentage of common shares and preferred shares, including Series G Preferred Shares, voting together as a single class, necessary to authorize the action in question. As used herein, “Governing Documents” means the Fund’s Agreement and Declaration of Trust and Amended and Restated By-Laws, together with any amendments or supplements thereto, including any Statement of Preferences establishing a series of preferred shares.

The description of the Series G Preferred Shares herein is qualified in its entirety by reference to the copy of the Series G Statement of Preferences filed herewith as Exhibit 3.1.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 18, 2025, the Fund adopted the Series G Statement of Preferences establishing and fixing the rights and preferences of the Series G Preferred Shares. The Series G Statement of Preferences authorizes 3,500,000 Series G Preferred Shares, liquidation preference $10.00 per share. A copy of the Series G Statement of Preferences is filed herewith as Exhibit 3.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

	3.1	Statement of Preferences of Series G Cumulative Preferred Shares

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GDL FUND

Date: April 2, 2025	By:	/s/ John C. Ball
	Name:	John C. Ball
	Title:	President and Treasurer